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                                                                     EXHIBIT 8.1

                  [Letterhead of Gibson, Dunn & Crutcher LLP]





                               October 12, 1999



(213) 229-7000                                                   C  16084-00117




Computer Sciences Corporation
2100 East Grand Avenue
El Segundo, California 90245

     Re:  Acquisition of Nichols Research Corporation

Ladies and Gentlemen:

     We have acted as counsel for Computer Sciences Corporation, a Nevada corporation ("CSC"), in connection with the preparation and execution of the Agreement and Plan of Merger dated as of September 19, 1999 (the "Merger Agreement") by and among CSC, Nichols Research Corporation, a Delaware corporation ("Nichols"), and Nevada Acquisition Corporation, a wholly-owned subsidiary of CSC incorporated in Delaware ("Merger Sub"). Pursuant to the Merger Agreement, Merger Sub will merge with and into Nichols (the "Merger"), and Nichols will become a wholly-owned subsidiary of CSC. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     You have requested our opinion regarding certain United States federal income tax consequences of the Merger. In delivering this opinion, we have reviewed the Merger Agreement, the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Registration Statement") and such other documents pertaining to the Merger as we have deemed necessary or appropriate. We have relied upon the truth and accuracy at all relevant times of the statements, covenants, representations and warranties contained in the Merger Agreement, the Registration Statement, and the representation letters from CSC, Nichols, Merger Sub, and certain shareholders of the Nichols, copies of which are attached hereto and made a part hereof. We have also assumed the authenticity of original documents submitted to us, the conformity to the originals of documents
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Computer Sciences Corporation
October 12, 1999
Page 2

submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof.

          Based upon the foregoing, and subject to the limitations, qualifications, assumptions and caveats set forth herein and in the Registration Statement, if the Merger is consummated in accordance with the Merger Agreement (and without any waiver, breach or amendment of any of the provisions thereof), then we are of the opinion that:

          (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a); and

          (ii) the description under the caption "The Merger -- Material Federal Income Tax Consequences of the Merger" in the Registration Statement is accurate in all material respects insofar as it describes matters of law or legal conclusions.

     This opinion represents our best judgment regarding the application of federal income tax laws under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. We undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws. Furthermore, in the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon. This opinion addresses only the matters described above, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "The Merger -- Material Federal Income Tax Consequences of the Merger." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                        Very truly yours,


                                        /s/ Gibson, Dunn & Crutcher LLP
                                        Gibson, Dunn & Crutcher LLP